EXHIBIT 10.21

2009 PERFORMANCE OBJECTIVES – CEO AND PRESIDENT

TARGET BONUS AS A PERCENTAGE OF BASE SALARY

The 2009 target bonus for the Chief Executive Officer (“CEO”) of Allergan, Inc. (the “Company”) will be an amount equal to 120% of the CEO’s annual base salary as of the last day of the 2009 fiscal year. The 2009 target bonus for the President of the Company (“President”) will be an amount equal to 70% of the President’s annual base salary as of the last day of the 2009 fiscal year. The 2009 target bonus amounts for the CEO and the President are referred to herein individually as a “Target Bonus Amount” and collectively as the “Target Bonus Amounts.”

2009 PERFORMANCE OBJECTIVES AND BONUS AMOUNT DETERMINATION

If the Company’s 2009 Adjusted EPS is greater than the Threshold EPS, the CEO and President will be eligible to receive a bonus based on the following three criteria: (i) 2009 Adjusted EPS, (ii) 2009 Revenue Growth and (iii) 2009 R&D Reinvestment Rate. The bonus (if any) payable will be an amount determined by multiplying (i) the Target Bonus Amount by (ii) the Target Bonus Multiplier. In no event, however, will the CEO or President be eligible to receive all or any portion of such bonus if the Company’s 2009 Adjusted EPS does not exceed the Threshold EPS. For sake of clarity, if the Company’s performance exceeds any of the targets for 2009 Revenue Growth and/or 2009 R&D Reinvestment Rate, but actual 2009 Adjusted EPS does not exceed the Threshold EPS, no bonus will be payable. Payment of the CEO’s and President’s 2009 performance bonus (if any) will be made in accordance with, and subject to, the terms of the Allergan, Inc. 2006 Executive Bonus Plan, as in effect on the date hereof (the “Plan”), including, without limitation, the provisions of Sections 2.4, 3.3 and 6.3 of the Plan.

For purposes of determining the CEO’s and President’s 2009 performance bonus, the following terms will have the following meanings:

“2009 Adjusted EPS” means the Company’s 2009 Adjusted Net Earnings divided by the weighted average number of common shares outstanding on a diluted basis during 2009, rounded to the fourth decimal place.

“2009 Adjusted Net Earnings” means the Company’s net earnings from continuing operations for the 2009 fiscal year, adjusted to:

•	remove the effects of extraordinary, unusual or non-recurring items;

•	remove the effects of items that are outside the scope of the Company’s core, on-going business activities;

•	remove the effects of accounting changes required by United States generally accepted accounting principles;

•	remove the effects of financing activities;

•	remove the effects of expenses for restructuring or productivity initiatives;

•	remove the effects of non-operating items;

•	remove the effects of spending for acquisitions;

•	remove the effects of divestitures; and

•	remove the effects of amortization of acquired intangible assets.

2009 PERFORMANCE OBJECTIVES	ALLERGAN, INC.

“2009 Revenue Growth” means the percentage increase (if any) in net product sales for the 2009 fiscal year relative to net product sales for the 2008 fiscal year, adjusted for the translation effect of changes in foreign exchange rates between each fiscal year, rounded to the nearest one-hundredth of one percent.

“2009 R&D Reinvestment Rate” means total research and development expenses for the 2009 fiscal year as a percentage of the Company’s total net sales, for the 2009 fiscal year, rounded to the nearest one-hundredth of one percent.

“EPS Target” means an amount per share specified by the Organization and Compensation Committee at the time of adoption of these performance objectives.

“Target Bonus Multiplier” means the sum of the “% of Target Bonus Amount” corresponding to: (a) the Company’s 2009 Adjusted EPS, (b) the Company’s 2009 Revenue Growth, and (c) the Company’s 2009 R&D Reinvestment Rate, in each case as determined in accordance with the tables set forth on Exhibit A.

“Threshold EPS” means the EPS Target, less $0.15.

2009 METHOD OF BONUS PAYMENT

Bonuses will be paid in cash up to a maximum bonus pool equal to 100% of Plan participants’ bonus targets. Bonuses will be paid in restricted stock or restricted stock units to the extent the bonus pool exceeds 100% of Plan participants’ bonus targets. Such restricted stock or restricted stock units will provide for cliff vesting two years from the award effective date. Any payment in the form of restricted stock or restricted stock units will be issued under the Company’s 2008 Incentive Award Plan. Upon a recipient’s death or Total Disability (as defined below), or upon a recipient’s Normal Retirement Eligibility Date (as defined below), all of the restrictions imposed on the recipient’s restricted stock or restricted stock units shall lapse. Total Disability shall be defined as the inability of a recipient, by reason of mental or physical illness or accident, to perform any and every duty of the occupation at which such recipient was employed when such disability commenced, which disability is expected to continue for a period of at least 12 months. A recipient’s Normal Retirement Eligibility Date shall be defined as the date on which the recipient has (i) attained age 55 and (ii) been employed by the Company for a minimum of 5 years.

2009 PERFORMANCE OBJECTIVES	ALLERGAN, INC.

EXHIBIT A

TO

2009 PERFORMANCE OBJECTIVES – CEO AND PRESIDENT

2009 ADJUSTED EPS, 2009 REVENUE GROWTH AND

2009 R&D REINVESTMENT RATE PERFORMANCE

2009 EPS Range %	2009 Adjusted EPS Range $	% of Target Bonus Amount	2009 Revenue Growth	% of Target Bonus Amount	2009 R&D Reinvestment Rate	% of Target Bonus Amount
-5.5%	EPS Target - $0.150	0.0%
-2.9%	EPS Target - $0.080	50.0%	-0.2%	0.0%	15.55%	0.0%
-2.5%	EPS Target - $0.070	62.5%	0.8%	2.0%	15.80%	2.0%
-1.6%	EPS Target - $0.045	75.0%	1.8%	4.0%	16.05%	4.0%
-1.3%	EPS Target - $0.035	80.0%	2.8%	6.0%	16.30%	6.0%
-0.7%	EPS Target - $0.020	85.0%	3.8%	8.0%	16.55%	8.0%
EPS Target	EPS Target	90.0%	4.8%	10.0%	16.80%	10.0%
1.1%	EPS Target + $0.030	95.0%	5.8%	13.8%	17.05%	13.8%
2.2%	EPS Target + $0.060	100.0%	6.8%	17.5%	17.30%	17.5%
2.9%	EPS Target + $0.080	105.0%	7.8%	21.3%	17.55%	21.3%
3.6%	EPS Target + $0.100	110.0%	8.8%	25.0%	17.80%	25.0%

If the Company’s performance exceeds the highest performance level shown above for one or more of the specified performance measures (i.e., 2009 Adjusted EPS, 2009 Revenue Growth, and 2009 R&D Reinvestment Rate), the “% of Target Bonus Amount” achieved with respect to that performance measure will be the maximum “% of Target Bonus Amount” specified for that performance measure. For example, if 2009 Adjusted EPS equals EPS Target + $0.11, the “% of Target Bonus Amount” will nonetheless be 110% for that performance measure.

2009 PERFORMANCE OBJECTIVES	ALLERGAN, INC.

If actual results for any one or more of the performance measures falls between the performance levels shown above, the bonus will be prorated accordingly.

Each component of the Target Bonus Multiplier will be determined independently of each other component of the Target Bonus Multiplier; provided that no bonus will be payable in the event the Company’s 2009 Adjusted EPS does not exceed the Threshold EPS.

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